EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Vermont Electric Power Company, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-141681, 333-151019 and 333-162979) on Form S-3 and the registration statement (No. 333-152872) on Form S-8 of Central Vermont Public Service Corporation of our report dated March 8, 2010, with respect to the consolidated balance sheets of Vermont Electric Power Company, Inc. and subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Central Vermont Public Service Corporation.

Our report on the consolidated financial statements of Vermont Electric Power Company, Inc. and subsidiary, refers to the adoption of FASB ASC 810, Noncontrolling Interest in Consolidated Financial Statements—an amendment of ARB No. 51, as of January 1, 2009.

/s/ KPMG LLP

Burlington, Vermont
March 12, 2010

Vt. Reg. No. 92-0000241